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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in the following Registration Statements of AvalonBay Communities, Inc. and in the related Prospectuses of our reports dated February 22, 2013, with respect to the consolidated financial statements and schedule of AvalonBay Communities, Inc., and the effectiveness of internal control over financial reporting of AvalonBay Communities, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

Form S-3	Form S-8
No. 333-179720	No. 333-161258
No. 333-87063	No. 333-16837
No. 333-107413	No. 333-115290

/s/ Ernst & Young LLP
McLean, Virginia
February 22, 2013

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm